                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   Fund American Enterprises Holdings, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
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        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           -------------------------------
                                    NOTICE OF 1998
                                    ANNUAL MEETING
                                   OF SHAREHOLDERS
                                 AND PROXY STATEMENT
                           -------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------
                                                                         Page
                                                                         ----

LETTER FROM THE PRESIDENT AND CEO. . . . . . . . . . . . . . . . . . .     1

NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS. . . . . . . . . . . . .     2

PROXY STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

   PROPOSAL 1:  ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . .     3

      Procedures for Nominating Directors. . . . . . . . . . . . . . .     7

      Voting Securities and Principal Holders Thereof. . . . . . . . .     8

      Compensation of Directors. . . . . . . . . . . . . . . . . . . .     9

      Compensation of Executive Officers . . . . . . . . . . . . . . .     10

      Reports of the Compensation Committees on Executive Compensation     15

      Shareholder Return Graph . . . . . . . . . . . . . . . . . . . .     19

      Compensation Plans . . . . . . . . . . . . . . . . . . . . . . .     20

      Compensation Committee Interlocks and Insider Participation in
      Compensation Decisions . . . . . . . . . . . . . . . . . . . . .     21

   PROPOSAL 2:  APPOINTMENT OF INDEPENDENT AUDITORS. . . . . . . . . .     21

   OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .     21

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     Fund American Enterprises Holdings, Inc. (the "Company" and, together with its subsidiaries, "Fund American") is a New Hampshire-based financial services holding company. The Company's principal businesses are conducted through White Mountains Holdings, Inc. and its operating subsidiaries ("White Mountains"). White Mountains' insurance operations are conducted through its subsidiaries and affiliates in the businesses of property and casualty insurance, reinsurance and financial guaranty insurance. White Mountains' mortgage banking operations are conducted through Source One Mortgage Services Corporation and its subsidiaries ("Source One").

     White Mountains' insurance operations principally include: (i) Valley Insurance Company ("Valley"), an Oregon-based property and casualty insurance company; (ii) Charter Indemnity Company ("Charter"), a Texas-based non-standard automobile insurer; (iii) White Mountains Insurance Company ("WMIC"), a New Hampshire-based commercial property and casualty insurer; (iv) a 25% economic interest in Financial Security Assurance Holdings Ltd. ("FSA"), a New York-based Aaa/AAA writer of financial guarantee insurance; (v) a 33% stake in Main Street America Holdings, Inc. ("MSA"), a unit of National Grange Mutual Insurance Company, a New Hampshire-based property and casualty insurer; (v) a 50% interest in Folksamerica Holding Company, Inc. ("Folksamerica"), a New York-based broker-market reinsurer; and (vi) a 16% interest in ML (Bermuda) Limited ("Murray Lawrence"), a Bermuda-based managing agency group in the Lloyd's insurance market.

--------
FUND
AMERICAN
--------                                K. THOMAS KEMP
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER




                                             March 30, 1998



Dear Shareholders:

     I invite all shareholders to attend the 1998 Annual Meeting of Fund American Enterprises Holdings, Inc., to be held on Thursday, May 28, 1998, at 9:00 a.m. This year's meeting will take place on the campus of Dartmouth College, not far from our corporate office in Hanover, New Hampshire. I welcome you all to join me for the morning in beautiful New Hampshire.

     We will begin the meeting with a discussion and shareholder vote on the proposals set forth in the accompanying Proxy Statement and on such other matters properly brought before the meeting. At the meeting you will be asked to consider and vote on the following issues:

     1)   the election of three directors;

          and

     2)   ratification of the appointment of our independent auditors.

     Whether or not you plan to attend the meeting, you can ensure that your shares are properly represented at the meeting by promptly completing, signing, dating and returning your proxy card in the enclosed envelope.

                                             Respectfully submitted,

                                             K. THOMAS KEMP

                      FUND AMERICAN ENTERPRISES HOLDINGS, INC.

                   NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                                    MAY 28, 1998


                                                       March 30, 1998


     Notice is hereby given that the 1998 Annual Meeting of Shareholders of Fund American Enterprises Holdings, Inc. will be held on Thursday, May 28, 1998, at 9:00 a.m. at Byrne Hall, Amos Tuck School of Business at Dartmouth College, Hanover, New Hampshire. At the meeting you will be asked to consider and vote upon the following proposals:

     (a)  to elect three directors to Class I with terms ending in 2001;

     (b) to appoint KPMG Peat Marwick LLP as Independent Auditors for the 1998 audit examination; and

     (c) to transact such other business, if any, as may be properly brought before the meeting.

     Shareholders of record on the record date, March 30, 1998, (i) who are individuals, may attend and vote at the meeting in person or by proxy or (ii) which are corporations or other entities, may be represented and vote at the meeting by a duly authorized representative or by proxy. A list of all shareholders entitled to vote at the meeting will be open for public examination by shareholders during regular business hours from May 4, 1998, until 12:00 noon on May 28, 1998, at the corporate office of Fund American Enterprises Holdings, Inc., 80 South Main Street, Hanover, New Hampshire 03755-2053.

     All shareholders are cordially invited to attend this meeting.

                                        By Order of the Board of Directors,

                                        DENNIS P. BEAULIEU
                                        Corporate Secretary


     SHAREHOLDERS ARE INVITED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY CARD TO BE RETURNED TO FUND AMERICAN ENTERPRISES HOLDINGS, INC., C/O FIRST CHICAGO TRUST COMPANY OF NEW YORK, POST OFFICE BOX 8085, EDISON, NEW JERSEY 08818-9052, IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING.

     IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND RETURNED PROMPTLY.

                      FUND AMERICAN ENTERPRISES HOLDINGS, INC.

                                  PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") for the 1998 Annual Meeting of Shareholders (the "1998 Annual Meeting"), to be held on May 28, 1998. The solicitation of proxies will be made primarily by mail, and this Proxy Statement and proxy materials will be distributed to registered shareholders on or about April 3, 1998.

     Holders of shares of the Company's Common Stock, par value $1.00 per share ("Shares"), registered in their name as of the close of business on March 30, 1998, the record date, are entitled to vote at the meeting. Holders of Shares are entitled to one vote per Share.

     You can ensure that your Shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. A shareholder has the right to appoint another person (who need not be a shareholder) to represent the shareholder at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election. Shareholders have the right to revoke their proxies, at any time prior to the time their shares are actually voted, by (i) filing a written notice of revocation with the Corporate Secretary, (ii) presenting another proxy with a later date or (iii) notifying the Inspectors of Election in writing of such revocation. Sending in a signed proxy will not affect your right to attend the meeting and vote. If a shareholder attends the meeting and votes in person, his or her proxy is considered revoked.

                                     PROPOSAL 1

                               ELECTION OF DIRECTORS

     The Board is divided into three classes (each a "Class").

     The Company has been notified that Messrs. Howard L. Clark and Arthur Zankel intend to retire from active service as directors effective as of the date of the 1998 Annual Meeting and will become Advisory Directors to the Board. The Board gratefully acknowledges the valuable contributions of Messrs. Clark and Zankel to the Company during their tenure as directors.

     At the 1998 Annual Meeting Messrs. Patrick Byrne, Kemp and Macklin are nominated to be elected to Class I with terms ending in 2001. Mr. Clark, currently a Class I director, will not stand for re-election at the 1998 Annual Meeting. THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1 WHICH CALLS FOR THE ELECTION OF THE 1998 NOMINEES.

     The current members and terms of each Class are set forth below:

--------------------------------------------------

Director                           Age       since
--------------------------------------------------
Class I - Terms Ending in 1998
     Patrick M. Byrne*             35        1997
     Howard L. Clark               82        1985
     K. Thomas Kemp*               57        1994
     Gordon S. Macklin*            69        1987
--------------------------------------------------
Class II - Terms Ending in 1999
     John J. ("Jack") Byrne        65        1985
     George J. Gillespie, III      67        1986
     Frank A. Olson                65        1996
--------------------------------------------------
Class III - Terms Ending in 2000
     Howard L. Clark, Jr.          54        1986
     Robert P. Cochran             48        1994
     Arthur Zankel                 66        1992
--------------------------------------------------
--------------------------------------------------

*    Nominee at the 1998 Annual Meeting to a term ending in 2001.

     The following information with respect to the principal occupation, business experience and other affiliations of the nominees and directors has been furnished to the Company by the nominees and directors.


CLASS I

     PATRICK M. BYRNE has been a director of the Company since October 1997.
Mr. Byrne serves as President and CEO of Fecheimer Bros. Co (a wholly-owned subsidiary of Berkshire Hathaway Inc.), a manufacturer of uniforms and accessories, and President and CEO of Centricut, LLC, a manufacturer of industrial torch consumable parts. In addition, since 1991, Mr. Byrne has been the managing general partner of a number of limited partnerships investing in real estate, gaming, insurance and international trade. Mr. Byrne is a director of White Mountains and White River Corporation ("White River"). White River was formerly a subsidiary of the Company. Mr. Byrne is the son of Chairman John J. Byrne. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

     HOWARD L. CLARK was a director of the Company from 1981 until 1983 and became a director again in 1985. Mr. Clark served as an advisor to the Board of Directors of American Express Company ("American Express") from 1979 to 1993 and was that company's Chairman of the Executive Committee from 1977 to 1979, when he retired, and Chief Executive Officer from 1960 to 1977. Mr. Clark's son, Howard L. Clark, Jr., is also a director of the Company. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." Mr. Clark has announced that he will retire from the Board in May 1998 and is not standing for re-election.

     K. THOMAS KEMP has been a director of the Company since 1994. Mr. Kemp has served as the Company's President and Chief Executive Officer since October 1997 and is also White Mountains' Chairman and Chief Executive Officer. Mr. Kemp served as the Company's Executive Vice President from 1993 to 1997, Vice President, Treasurer and Secretary from 1991 to 1993 and was formerly a Vice President of Fireman's Fund Insurance Company ("Fireman's Fund"). Mr. Kemp is also a director of FSA, MSA, Folksamerica, WMIC, Commerce Security Bancorp, Murray Lawrence and Fund American Enterprises, Inc. ("FAE"), a wholly-owned subsidiary of the Company.

     GORDON S. MACKLIN has been a director of the Company since 1987. Mr. Macklin served as Chairman of Hambrecht and Quist Group, a venture capital and investment banking company, from 1987 until 1992. Prior to that, Mr. Macklin served as President of the National Association of Securities Dealers, Inc. from 1970. He is currently Chairman, President and CEO of White River and is a director of MCI Communications Corporation, MedImmune Inc., CCC Information Services Group, Inc., Real 3D and Spacehab, Inc.; and is a trustee, director or managing general partner (as the case may be) of 52 of the investment companies in the Franklin Templeton Group of Funds. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

CLASS II

     JOHN J. BYRNE has been Chairman of the Company since 1985 and retired from his officer positions in October 1997. Mr. Byrne served as President and Chief Executive Officer from 1990 to 1997 and as Chief Executive Officer from 1985 to 1990. Mr. Byrne is Vice Chairman of FSA and is a director of White Mountains and Travelers Property Casualty Corp. and is an advisory director of Terra Nova (Bermuda) Holdings Ltd. Mr. Byrne's son, Patrick M. Byrne, is also a director of the Company.

     GEORGE J. GILLESPIE, III has been a director of the Company since 1986. He is a Partner in the law firm of Cravath, Swaine & Moore, which position he has held since 1963. He is also a director of The Washington Post Company.
Cravath, Swaine & Moore has been retained by Fund American from time to time to perform legal services. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

     FRANK A. OLSON has been a director of the Company since 1996. He is Chairman and Chief Executive Officer of The Hertz Corporation and has been with that company since 1964. He is also a director of Becton Dickinson and Company, Cooper Industries and Commonwealth Edison Co. and was formerly Chairman and Chief Executive Officer of Allegis Corporation and United Airlines.


CLASS III

     HOWARD L. CLARK, JR. was a director of the Company from 1986 until 1990, and was an advisor to the Board from 1990 to 1993 when he was re-elected as a director. He is Vice Chairman of Lehman Brothers Inc. and was Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc. from 1990 to 1993. Prior to joining Shearson Lehman Brothers Inc., Mr. Clark was Executive Vice President and Chief Financial Officer of American Express. He is also a director of The Maytag Corporation, Compass International Services Corporation and Walter Industries, Inc. Mr. Clark, Jr. is the son of Howard L. Clark, who is also a director of the Company. Lehman Brothers Inc. provides various services to Fund American from time to time. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

     ROBERT P. COCHRAN has been a director of the Company since 1994. Mr. Cochran was a founding principal of FSA and has served FSA in various capacities since 1985. He has been President and Chief Executive Officer and a director of FSA since 1990 and became Chairman of FSA in 1997. He is also Chairman of Financial Security Assurance Inc. and Financial Security Assurance (U.K.) Ltd. and is a director of White Mountains. FSA has been retained by Fund American to manage portions of its fixed income investment portfolio. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

     ARTHUR ZANKEL has been a director of the Company since 1992. He is presently a General Partner of First Manhattan Co., an investment advisor and broker-dealer. He has been a General Partner of First Manhattan Co. since 1965 and was Co-Managing Partner of First Manhattan from 1979 to 1997. Mr. Zankel is also a director of TravelersGroup, Travelers Property Casualty Corp. and VICORP Restaurants, Inc. First Manhattan Co. has been retained from time to time by Fund American to perform various brokerage and advisory services. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." Mr. Zankel has announced that he will retire from the Board in May 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee, comprised of certain nonemployee directors (Messrs. Clark; Clark, Jr.; Olson and Zankel), has general responsibility for the oversight and surveillance of the accounting, reporting and financial control practices of Fund American. The Audit Committee annually reviews the qualifications of the Independent Auditors; makes recommendations to the Board as to their selection; and reviews the plan, fees and results of their audit. Mr. Clark, Jr. is Chairman of the Audit Committee.

     The Compensation Committee, comprised of certain nonemployee directors (Messrs. Patrick Byrne; Clark; Cochran; Macklin and Olson), oversees Fund American's stock-based compensation and benefit policies and programs, including administration of the Long-Term Incentive Plan (the "Incentive Plan"), the Fund American Voluntary Deferred Compensation Plan (the "Deferred Compensation Plan") and the Fund American Deferred Benefit Plan (the "Deferred Benefit Plan"). Mr. Macklin is Chairman of the Compensation Committee.

     The Human Resources Committee, comprised of certain nonemployee directors (Messrs. Patrick Byrne; Clark; Clark, Jr.; Cochran; Gillespie; Macklin; Olson and Zankel), sets the annual salaries and bonuses for elected officers and certain other key employees. Mr. Macklin is Chairman of the Human Resources Committee.

     The Finance Committee, comprised of Messrs. Jack Byrne, Gillespie, Macklin and Zankel, was formed in November 1997 and has general responsibility for the oversight of the investing, financing, tax and acquisition/disposition activities of Fund American. Mr. Jack Byrne is Chairman of the Finance Committee.

MEETINGS OF THE BOARD OF DIRECTORS

     During 1997 the following meetings of the Board were held: five meetings of the full Board; two meetings of the Audit Committee; two meetings of the Compensation Committee and two meetings of the Human Resources Committee. During 1997 no meetings of the Finance Committee were held. In 1997 each director attended more than 75% of all meetings of the Board and each member of the Audit Committee, Compensation Committee and the Human Resources Committee attended more than 75% of all such committee meetings, except Mr. Clark who was unable to attend three of the five Board meetings, one of the two 1997 Audit Committee meetings, the Compensation Committee meeting and one of the two Human Resources Committee meetings.

PROCEDURES FOR NOMINATING DIRECTORS

     Under the Company's Bylaws, any shareholder entitled to vote for the election of directors that is a qualified holder of record of Shares having an aggregate market value of at least $1,000 may nominate persons for election as director, if the following procedures are followed:

     In general, the shareholder must give written notice to the Corporate Secretary not later than (i) 90 days in advance of the meeting with respect to an election to be held at an annual meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

     The notice must include: (i) the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated; (ii) a representation that the shareholder is a qualified holder of record of Shares having an aggregate market value of at least $1,000 and that the shareholder intends to appear at the meeting, in person or by proxy, to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination, or nominations, are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "SEC") had each nominee been nominated, or intended to be nominated, by the Company; and (v) the consent of each nominee to serve as a director of the Company if so elected.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     As of March 30, 1998, there were 5,857,730 Shares outstanding, each Share entitled to one vote. To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of Shares outstanding as of March 30, 1998, except as shown below:

                            PRINCIPAL HOLDERS OF SHARES

----------------------------------------------------------------------------------------------------------------
                                                                                         Number
                                                                                       of Shares
Name and address of beneficial owner                                          beneficially owned    Percent (d)
----------------------------------------------------------------------------------------------------------------

JOHN J. BYRNE   80 South Main Street, Hanover, NH 03755 (a)                            1,722,429           25.1%
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

FRANKLIN MUTUAL ADVISORS, INC.  777 Mariners Island Blvd., San Mateo, CA 94403 (b)     1,219,371           20.8%

GSB INVESTMENT MANAGEMENT, INC.  301 Commerce Street, Fort Worth, TX 76102 (b)           672,746           11.5%
ALLIANZ ASSET ACCUMULATION PLAN  777 San Marin Drive, Novato, CA 94998 (c)               614,711           10.5%



(a) Includes warrants to purchase 1,000,000 Shares, which warrants Mr. Byrne purchased from American Express in 1985. The warrants are exercisable at $21.66 per Share through January 2, 2002. Mr. Byrne has sole voting and investment power (or shares such power with his spouse) with respect to the Shares for which he claims beneficial ownership. Does not include 6,500 Shares donated to charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.

(b) According to filings by such holders with the SEC, the Shares beneficially owned by the holders named above were acquired solely for investment purposes on behalf of client investment advisory accounts of such holders.

(c) Represents Shares beneficially owned by employees of Fireman's Fund pursuant to an employee incentive savings plan. The trustee for such plan votes the Shares held by the plan in accordance with directions given by the participating Fireman's Fund employees to whose accounts Shares have been allocated.

(d) Determined based on the beneficial ownership provisions specified in Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 (the "Exchange Act").

           BENEFICIAL STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 30, 1998, beneficial ownership of Shares by each director of the Company, by each of the "Named Executive Officers" as defined herein currently holding office, and by all directors and executive officers as a group.

-------------------------------------------------------------------------------------------------------------
                                                                                 Number of Shares owned
                                                                          -----------------------------------
Directors and Executive Officers                                          Beneficially (a)   Economically (b)
-------------------------------------------------------------------------------------------------------------
RAYMOND BARRETTE                                                                1,585              10,702
TERRY L. BAXTER                                                                   140              26,354
JOHN J. BYRNE (c)(d)                                                        1,722,429           1,805,930
PATRICK M. BYRNE (d)                                                          105,000             105,000
HOWARD L. CLARK                                                                 2,000               2,000
HOWARD L. CLARK, JR.                                                            1,000               1,000
ROBERT P. COCHRAN                                                                   0               1,406
MORGAN W. DAVIS                                                                 7,002              45,326
GEORGE J. GILLESPIE, III                                                        1,000             1,000K.
THOMAS KEMP (e)                                                                23,679              80,799
GORDON S. MACKLIN                                                               8,000               8,000
FRANK A. OLSON                                                                    500                 500
MICHAEL S. PAQUETTE                                                               221              12,750
ALLAN L. WATERS                                                                 3,272              20,824
ARTHUR ZANKEL                                                                  12,600              12,600
All Directors and Executive Officers as a group (17 persons)                1,833,428           2,093,532
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(a) The beneficial ownership positions of Messrs Jack Byrne, Patrick Byrne and all Directors and Executive Officers as a group represent 25.1%, 1.8% and 26.7% of the total Shares outstanding at March 30, 1998, respectively. All other Directors and Executive Officers beneficially owned less than 1% of the total Shares outstanding at that date. Percentages are determined based on the beneficial ownership provisions specified in Rule 13d-3(d)(1) of the Exchange Act.

(b) Shares shown as economically owned by Directors and Executive Officers include unvested performance share awards and vested phantom shares held pursuant to the Deferred Compensation Plan and the Deferred Benefit Plan. See "Compensation Plans - Fund American Retirement Plans". Each performance share and each phantom share are economically equivalent to one Share. Unvested performance shares outstanding at March 30, 1998 represented 8,500, 19,500, 10,000, 0, 21,500, 35,000, 10,600, 0 and 119,100
     Shares for Messrs. Barrette, Baxter, Jack Byrne, Cochran, Davis, Kemp, Paquette, Waters and all Directors and Officers as a group, respectively.

(c) Includes warrants to purchase 1,000,000 Shares, which warrants Mr. Byrne purchased from American Express in 1985. The warrants are exercisable at $21.66 per Share through January 2, 2002. Does not include 6,500 Shares donated to charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.

(d) The individual ownership positions of Mr. Jack Byrne and Mr. Patrick Byrne each include 55,000 Shares owned by BYRNE & sons lp, a partnership in which they share beneficial ownership and control. The 55,000 Shares owned by BYRNE & sons lp have been included only once in arriving at Shares owned by all Directors and Executive Officers as a group.

(e) Includes currently exercisable stock options held by Mr. Kemp to purchase 2,000 Shares.

                             COMPENSATION OF DIRECTORS

     Directors who are not officers of Fund American received a retainer of $48,000 for 1997 (or in the case of Messrs. Jack Byrne and Patrick Byrne, a pro rata amount for less than a full years' service) and a fee of $1,000 for each Board meeting attended. Messrs. Jack Byrne, Clark, Jr. and Macklin also received an additional retainer of $3,000 for 1997 as Chairman of the Board, Chairman of the Audit Committee and Chairman of the Compensation Committee and Human Resources Committee, respectively. Each non-employee director also received an additional $1,000 for each committee meeting attended. In addition, Mr. Cochran and Mr. Patrick Byrne received a retainer of $18,000 for 1997 for their service as a director of White Mountains and meeting fees of up to $1,750 per meeting attended. For 1998, Mr. Jack Byrne will receive a $100,000 all-inclusive annual retainer for his services as Chairman of the Board and his participation in Fund American's various committees and subsidiary boards of directors. It is expected that Messrs. Clark and Zankel will become Advisory Directors to the Board upon their retirement in May 1998 and are expected to each receive a $10,000 retainer per annum for their services in this capacity.

     Any non-management director who retires from the Board with at least five years of service as a director of the Company is entitled to an annual retirement benefit equal to 50% of the amount of the annual retainer for the year in which the retirement occurs. Eligible directors are entitled to receive the annual benefit for a period of years equal to the number of years of service or, if sooner, until death.

                          COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth certain information regarding the salary, incentive compensation and benefits paid by Fund American to its Chief Executive Officer, its four most highly compensated executive officers other than the Chief Executive Officer and two executive officers who are no longer executive officers of the Company (collectively, the "Named Executive Officers").

                             SUMMARY COMPENSATION TABLE

     The following table reflects the cash and non-cash compensation for the Named Executive Officers.


-------------------------------------------------------------------------------------------------------------------------------
                                                                                       Long-term
                                          Annual compensation                        compensation
                                          -------------------                    -----------------------
                                                                                 Awards          Payouts
                                                                                 ------          -------
                                                                    Other
                                                                    annual
Name and                                                            compen-      Options/         LTIP         All other
principal position                 Year      Salary      Bonus      sation       SARs (#)      payouts (a)    compensation (b)
-------------------------------------------------------------------------------------------------------------------------------
K. THOMAS KEMP                      1997    $312,692    $241,500     $     0           0       $1,152,957       $164,948
President and                       1996     288,300     171,000           0           0        1,896,903        135,455
  CEO                               1995     222,000     116,000           0           0          130,444         87,094
JOHN J. BYRNE                       1997     307,692     227,500           0           0        1,291,250              0
President and CEO                   1996     425,000     240,000           0           0        3,552,413        139,288
  (retired October 5, 1997)         1995     550,000     247,500           0           0          724,688        202,370
TERRY L. BAXTER                     1997     195,000     200,000           0           0          516,500         65,964
President of                        1996     194,200     200,000           0           0          739,688         47,238
  White Mountains                   1995     162,500      63,000           0           0                0         49,944


                                        10

MORGAN W. DAVIS                     1997     233,462     155,000           0           0        1,475,770         25,708
Senior Vice President of            1996     218,000     112,500           0           0                0         22,309
  White Mountains                   1995     180,000      90,000           0           0                0         54,744
ALLAN L. WATERS                     1997     223,558           0           0           0                0         33,000
Senior Vice President and CFO       1996     242,500     175,000           0           0        1,817,093         76,760
 (resigned October 8, 1997)         1995     200,000     107,000           0           0          159,431         41,320
MICHAEL S. PAQUETTE                 1997     123,423      97,500           0           0          387,375         15,344
Senior Vice President and           1996     115,600      70,500           0           0          810,735         10,980
  Controller                        1995     102,700      55,000           0           0           14,494         17,350
RAYMOND BARRETTE                    1997      28,846      25,000           0           0                0         28,769
Executive Vice President and CFO    1996           0           0           0           0                0              0
  (began November 17, 1997)         1995           0           0           0           0                0              0
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


(a)  Includes cash payments and the total market value of awards distributed.

(b) Amounts for 1997, 1996 and 1995 primarily represent principal credited to the Deferred Benefit Plan. The amounts for 1997, 1996 and 1995, respectively, also include: $61,900, $54,230 and $16,625 for Mr. Kemp; $0, $0 and $38,500 for Mr. Byrne; $20,300, $22,380, and $16,000 for Mr. Baxter
     and $33,000, $35,500 and $0 for Mr. Waters in director fees and retainers paid by companies for which Fund American is entitled to board representation as a result of the Company's sizable ownership position in such companies.

                                OPTIONS AND WARRANTS

     The following table summarizes, for the Named Executive Officers, exercises of stock options and warrants during the Company's latest fiscal year, and the number and in-the-money value of stock options and warrants outstanding as of the end of the fiscal year. The Company has not issued stock options since 1990.


--------------------------------------------------------------------------------------------------------------
                                                                     As of December 31, 1997
                    Stock option, warrant and      -----------------------------------------------------------
                      SAR exercises during the          Number of unexercised        In-the-money value of all
                       year ended December 31,        stock options, warrants       outstanding stock options,
                                      1997 (a)                    and SARs (a)           warrants and SARs (a)
                    --------------------------     ---------------------------     ---------------------------
                         Shares         Value                              Not                             Not
Name                   acquired       realized     Exercisable     exercisable     Exercisable     exercisable
--------------------------------------------------------------------------------------------------------------
K. Thomas Kemp                0         $    0           3,000(b)          0       $   257,000(b)            0
John J. Byrne                 0              0       1,000,000             0        98,214,250(c)           $0
Terry L. Baxter               0              0               0             0                 0               0
Morgan W. Davis               0              0               0             0                 0               0
Allan L. Waters           1,500(b)      88,125(b)            0             0                 0               0
Michael S. Paquette           0              0               0             0                 0               0
Raymond Barrette              0              0               0             0                 0               0
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


(a) Unless otherwise noted, amounts represent options, warrants or SARs pertaining to Fund American Shares.

(b) Amounts include 1,000 and 500 stock options for Messrs. Kemp and Waters, respectively, and $69,260 and $23,595 of in-the-money value for Messrs. Kemp and Waters, respectively, pertaining to stock options to acquire from the Company Shares of Common Stock of White River ("White River Shares"). Such stock options were issued as a result of the distribution of approximately 74% of the outstanding White River Shares to Fund American's shareholders in December 1993.

(c) Amount is presented net of Mr. Byrne's basis in his unexercised warrants. The warrants are exercisable through January 2, 2002.


               LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

     The following table summarizes the Incentive Plan awards made to the Named Executive Officers during the latest fiscal year. Such awards consisted entirely of performance shares. Since 1991, all long-term incentive compensation awards have been in the form of performance shares.


--------------------------------------------------------------------------------------------------
                                Number of
                              performance      Performance     Estimated future payouts in Shares:
                                   shares       period for     -----------------------------------
Name                           awarded(a)           payout     Threshold       Target      Maximum
--------------------------------------------------------------------------------------------------
K. Thomas Kemp                     10,000            3 yrs.            0       10,000       20,000
John J. Byrne                       5,000            3 yrs.            0        5,000       10,000
Terry L. Baxter                     6,000            3 yrs.            0        6,000       12,000
Morgan W. Davis                     6,000            3 yrs.            0        6,000       12,000
Allan L. Waters (b)                 6,000            3 yrs             0            0            0
Michael S. Paquette                 2,600            3 yrs             0        2,600        5,200
Raymond Barrette                    1,000            3 yrs             0        1,000        2,000
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


(a) Such performance shares are payable upon completion of pre-defined business goals and are payable in cash based on the market value of Shares at the time of payment. The "Target" performance for the 1997 performance share award is the attainment of a corporate annualized return on equity ("ROE") of 13%. The determination of ROE considers the rate of growth of the book value, market value and economic value of Shares with dividends reinvested. At an ROE of 6% or less ("Threshold") the percentage of performance shares payable will be 0% and at an ROE of 20% or more ("Maximum") the percentage of performance shares payable will become 200% of Target. Straight-line interpolations are used for ROE results that fall between Threshold and Target or between Target and Maximum.

(b) Mr. Waters forfeited the right to receive any future payouts of performance shares upon his voluntary resignation in October 1997.

OTHER COMPENSATION ARRANGEMENTS

     At the Company's 1995 Annual Meeting, shareholders approved a five-year employment agreement between the Company and John J. Byrne (the "Agreement"). The Agreement principally called for: (i) Mr. Byrne to continue to serve as Chairman and Chief Executive Officer of the Company until December 31, 1999 at an annual salary of no more than $550,000; (ii) an extension of the term of 1,000,000 warrants he currently holds to purchase Shares to January 2, 2002;
(iii) Mr. Byrne to forego the exercise of the 1,000,000 warrants extended until the day after his employment by the Company has ended; and (iv) a Company guarantee of a recourse loan obtained by Mr. Byrne from a third party, in an amount up to $15.0 million. In 1997 the Board agreed to release Mr. Byrne from his remaining employment obligations under the Agreement in connection with his desire to retire as President and Chief Executive Officer on October 5, 1997.

     Pursuant to the Incentive Plan, under some circumstances such as a "Change in Control" followed by a termination without cause, constructive termination or an "Adverse Change" in the Incentive Plan, stock options will generally become fully exercisable and performance shares will become partially or fully payable. Such circumstances are more fully described in the Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For corporate travel purposes Fund American jointly owns two short-range aircraft with Haverford Utah, LLC ("Haverford"). Messrs. Jack Byrne, Patrick Byrne and Kemp are principals of Haverford. Both aircraft were acquired from unaffiliated third parties during 1996. In exchange for Haverford's 20% ownership interest in the aircraft, Haverford contributed capital equal to 20% of the total initial cost of the aircraft and Haverford bears the full costs of its usage and maintenance of the aircraft pursuant to a Joint Ownership Agreement dated September 16, 1996.

     Prior to the Joint Ownership Agreement, Fund American was a party to a "dry lease" agreement dated January 2, 1995 for the use of aircraft owned by Haverford Transportation Inc. ("HTI") for corporate travel purposes. Messrs. Jack Byrne and Kemp are the sole shareholders of HTI. During 1996 and 1995 Fund American paid HTI a total of $279,739 and $183,563, respectively, pursuant to the dry lease arrangement. The terms of the agreement provided for the use of HTI's aircraft (excluding pilot and fuel) for a fixed hourly charge of $200 for a single engine piston aircraft and $800 to $1,000 for a twin engine turbine aircraft. Based on the Company's experience in operating comparable aircraft, the hourly operating charges incurred by Fund American pursuant to the HTI dry lease are considered to be representative of the actual hourly costs of operating HTI's aircraft. Fund American believes that its arrangement with HTI was on terms that were no less favorable to Fund American than would generally be available if secured through an arrangement with an unaffiliated third party.

COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1 million. The Compensation Committee intends to preserve the Company's deduction for compensation paid by mandating that all Named Executive Officers automatically defer any potentially nondeductible compensation payable in any given year in excess of $1 million into the Deferred

Compensation Plan until such a time as the compensation would be fully deductible by the Company.

                            REPORTS OF THE COMPENSATION
                               COMMITTEES ON EXECUTIVE
                                    COMPENSATION

     Salary and bonus compensation is established by the Human Resources Committee of the Board. Stock based compensation is established by the Compensation Committee of the Board.

FUND AMERICAN COMPENSATION

     The Human Resources Committee and the Compensation Committee (collectively, the "Committees") are comprised entirely of certain non-employee directors. The Committees are responsible for developing, administering and monitoring the executive compensation policies of the Company.

     Fund American's executive compensation policies are designed with one goal in mind - maximization of shareholder value over long periods of time. The Committees believe that this goal is best pursued by utilizing a pay-for-performance program which serves to attract and retain superior executive talent and provide management with performance-based incentives to maximize shareholder value. Through the compensation program, the Committees seek to maximize shareholder value by aligning closely the financial interests of Fund American's management with those of the Company's shareholders.

     The Committees believe that the most appropriate indicator of shareholder return is the Company's ROE as measured by growth in market value, book value and economic value per Share, each measured with dividends reinvested. The Committees believe that, over long periods of time, maximizing the Company's ROE will optimize shareholder returns.

     The Committees believe that the performance-based compensation of the Company's key employees should be payable only if the Company achieves truly superior returns for its shareholders. Therefore, the target of many of Fund American's performance-based compensation programs are directly linked to achievement of an annualized ROE for the Company at least equal to the market yield available from ten-year United States Treasury notes plus 700 basis points, a total return which has been in the 13% to 15% range in recent years. The Committees believe that such returns are a challenging target for the Company in its current form.

     Compensation of Fund American's management team, including the Named Executive Officers, consists primarily of three components: base salary, annual bonus and long-term incentive awards.


HUMAN RESOURCES COMMITTEE

BASE SALARY. Base salary for each Named Executive Officer is established annually, generally as of March 1. When establishing base salaries of the Named Executive Officers, the Human Resources Committee considers numerous factors including: qualifications of the executive; the corporate responsibilities of the executive; the executive's performance since his or her last salary adjustment; and, for all executives except Mr. Kemp, the recommendations of Mr. Kemp.

ANNUAL BONUS. For 1997 the target annual bonus pool for all officers of the Company was equal to 50% of eligible base salary at a 13% annual ROE and the maximum bonus attainable was equal to 100% of eligible base salary at a 20% annual ROE. When establishing the aggregate size of the annual bonus pool, the Human Resources Committee considers numerous factors including performance versus the objectives set forth in the Company's Annual Business Plan, in particular the Company's financial performance for the latest fiscal year as measured by ROE, and the recommendations of Mr. Kemp. The Human Resources Committee reviews the Annual Business Plan with management near the beginning of the year and approves the plan after changes required by the Human Resources Committee, if any, are made.

     After establishing the aggregate size of the annual bonus pool, the Human Resources Committee then considers the distribution of the bonus pool among the key employees of the Company. Each participant's allocation of the pool is determined after considering numerous factors including individual achievements as compared to objectives included in the Annual Business Plan, the contribution of such achievements to the Company's overall financial performance, and the recommendations of Mr. Kemp. The Chief Executive Officer receives annual bonuses, as a percent of his salary in effect at the time the bonus percentage is determined, equal to the average bonus percentage received by all officers eligible to participate in the bonus pool. For 1997, Messrs. Jack Byrne and Kemp each received a bonus that was determined using the average bonus percentage for the period in which they served as Chief Executive Officer.

     For 1997 the Human Resources Committee determined that the financial results of the Company warranted a bonus pool equal to 65% of aggregate base salary. The principal factors considered by the Human Resources Committee in determining the size of the 1997 pool were: (i) the Company's 1997 ROE performance of 13.1%, as measured by change in economic value per share, versus a 13% target ROE (the predominant factor); (ii) the Company's 1997 ROE performance of 27.3% as measured by change in market value per share; (iii) the Company's 1997 ROE performance of 13.5%, as measured by change in book value per share; (iv) the progress made in re-deploying the Company's passive investment portfolio into strategic operating investments; and (v) overall favorable results versus certain specific objectives contained in the 1997 Annual Business Plan.

     GORDON S. MACKLIN, Chairman
     PATRICK M. BYRNE
     HOWARD L. CLARK
     HOWARD L. CLARK, JR.
     ROBERT P. COCHRAN
     GEORGE J. GILLESPIE, III
     FRANK A. OLSON
     ARTHUR ZANKEL

COMPENSATION COMMITTEE

LONG-TERM INCENTIVE AWARDS.   The Incentive Plan provides for granting to
executive officers and certain other key employees of the Company various types of stock-based incentive awards including stock options and performance shares.

     Stock options are rights to purchase a specified number of Shares at or above the fair market value of Shares at the time the option is granted. Stock options generally vest over a four-year period and expire no later than ten years after the date on which they are granted.

     Performance shares are conditional grants (payable subject to the achievement of specific financial goals) of a specified maximum number of Shares, payable generally at the end of three- to five-year periods or as otherwise determined by the Compensation Committee. Although performance shares are denominated in Shares at market value, they are generally paid in cash.

     The Compensation Committee believes that stock-based awards made pursuant to the Incentive Plan are the most effective method of providing incentives for management to strive to maximize shareholder value over the long term. The Compensation Committee's conclusion is based on the following factors: (i) such awards vest or are earned over multi-year periods; (ii) such awards are generally made in the form of Shares or derivatives thereof, which helps to align the interests of management with those of the Company's shareholders; and
(iii) the majority of Incentive Plan awards made over the last three fiscal years are linked to the achievement of a 13% to 15% ROE over the applicable performance period.

     In 1997 Messrs. Kemp, Jack Byrne, Baxter, Davis, Waters, Paquette and Barrette were granted 10,000, 5,000, 6,000, 6,000, 0, 2,600 and 1,000 performance shares, respectively, which were awarded by the Compensation Committee. The performance period for such awards began on January 1, 1997 and will continue through December 31, 1999. The "target" performance for the 1997 performance share award is the attainment of a ROE of 13%. The determination of ROE considers the rate of growth of the book value, market value and economic value of Shares with dividends reinvested. At a "threshold" ROE of 6% or less the percentage of performance shares payable will be 0% and at a "maximum" ROE of 20% or more the percentage of performance shares payable will become 200% of target. Straight-line interpolations are used for ROE results that fall between threshold and target or between target and maximum.

     As of December 31, 1997 Messrs. Kemp, Jack Byrne, Baxter, Davis, Paquette, Waters and Barrette had, pursuant to a 1995 grant of performance shares, 8,929, 10,000, 4,000, 11,429, 3,000, 0 and 0 performance shares eligible for payout, respectively, on December 31, 1997 subject to the attainment of a 15% target ROE. During the 1995 to 1997 performance period, the Company attained an ROE of 14.6%, 20.1% and 14.9% as measured by the change economic value (the predominant factor), market value and book value, respectively, calculated in accordance with the Incentive Plan. In light of the ROE's attained, the Compensation Committee at its February 23, 1998 meeting determined that 100% of such performance shares would become immediately payable and were paid on February 26, 1998. The performance share payouts are included in the Summary Compensation Table. Outstanding performance share awards of employees who voluntarily left the Company during 1997 were cancelled without payment in accordance with the terms of the Incentive Plan.

     GORDON S. MACKLIN, Chairman
     PARTRICK M. BYRNE
     HOWARD L. CLARK
     ROBERT P. COCHRAN
     FRANK A. OLSON

                               SHAREHOLDER RETURN GRAPH

     The following graph shows the five-year cumulative total return for a shareholder who invested $100 in Shares (New York Stock Exchange symbol "FFC") at the close of business on December 31, 1991, assuming re-investment of dividends. For comparison, cumulative returns for the five-year period ended December 31, 1997, are also shown for the Standard & Poor's 500 Stocks (Property & Casualty) Capitalization Weighted Index ("S&P P&C") and the Standard & Poor's 500 Stocks Capitalization Weighted Index ("S&P 500").


                          FIVE YEAR CUMULATIVE TOTAL RETURN
                      (value of $100 invested December 31, 1991)

[GRAPH]


                1992           1993      1994      1995      1996      1997

FFC            $100.0         $130.9    $120.5    $124.6    $161.6    $205.7

S&P P&C         100.0           98.2     103.0     139.5     169.5     246.6

S&P 500         100.0          110.1     111.5     153.5     188.7     251.6


                                 COMPENSATION PLANS

RETIREMENT PLANS

     In 1997 Messrs. Kemp, Baxter, Davis, Paquette and Barrette received retirement benefits pursuant to the Deferred Benefit Plan, an unfunded, nonqualified, defined contribution plan established for the purpose of providing retirement and postretirement benefits. The amount of annual contributions to the Deferred Benefit Plan are determined using actuarial assumptions and are based on the present value of the benefit table figures presented below. Eligible compensation (which includes salary and bonus) is computed as the average of the five highest paid consecutive years in the last ten years of service. Participants in the Deferred Benefit Plan may choose between four investment options for their plan balances including Phantom Shares. Amounts credited to the Deferred Benefit Plan accounts of such individuals have been included in the Summary Compensation Table.


---------------------------------------------------------------------------------------------------
Eligible compensation         Gross annual benefit paid as a straight-life annuity
--------------------------    ---------------------------------------------------------------------
                               15 years       20 years       25 years       30 years       35 years
                              ---------      ---------      ---------      ---------      ---------
$125,000                      $  24,540      $  33,137      $  42,984      $  52,831      $  62,678
 150,000                         29,915         40,387         52,359         64,331         76,303
 175,000                         35,290         47,637         61,734         75,831         89,928
 200,000                         40,665         54,887         71,109         87,331        103,553
 225,000                         46,040         62,137         80,484         98,831        117,178
 250,000                         51,415         69,387         89,859        110,331        130,803
 300,000                         62,165         83,887        108,609        133,331        158,053
 400,000                         83,665        112,887        146,109        179,331        212,553
 450,000                         94,415        127,387        164,859        202,331        239,803
 500,000                        105,165        141,887        183,609        225,331        267,053
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


     Also in 1997 Messrs. Kemp, Jack Byrne, Baxter, Davis, Paquette, Waters, Barrette and Cochran participated voluntarily in the Deferred Compensation Plan, an unfunded, nonqualified, deferred compensation savings plan. Pursuant to the Deferred Compensation Plan, Executive Officers and Directors may defer all or a portion of qualifying remuneration payable by Fund American. Amounts deferred pursuant to the Deferred Compensation Plan are included in the Summary Compensation Table. Participants in the Deferred Compensation Plan may choose between four investment options including Phantom Shares for their plan balances.

                         COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION IN
                               COMPENSATION DECISIONS

FUND AMERICAN COMMITTEE

     The Company notes the following relationships and transactions pertaining to Messrs. Patrick Byrne, Clark, Jr., Cochran, Gillespie, Macklin and Zankel who are members of the Compensation Committee and/or the Human Resources Committee.

     Mr. Clark, Jr. is Vice Chairman of Lehman Brothers Inc. Lehman Brothers Inc. has, from time to time, provided various services to Fund American including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

     Mr. Cochran is Chairman and Chief Executive Officer of FSA. As of December 31, 1997 Fund American had a 24% voting interest in FSA. During 1997, Mr. Kemp served as the Chairman of FSA's compensation committee which determines Mr. Cochran's compensation. FSA has also been retained by Fund American to manage portions of its fixed maturity portfolio.

     Mr. Gillespie is a Partner in the firm Cravath, Swaine & Moore, which has been retained by Fund American from time to time to perform legal services.

     Mr. Macklin is Chairman, President and CEO of White River. White River was formerly a wholly-owned subsidiary of the Company. The Company currently owns 1,014,250 White River Shares, or approximately 21% of the outstanding White River Shares. Mr. Patrick Byrne is also a director of White River.

     Mr. Zankel is a General Partner of First Manhattan Co. First Manhattan Co. has provided brokerage, discretionary investment management and non-discretionary investment advisory services to Fund American from time to time.

     Fund American believes that all the preceding transactions were on terms that were reasonable and competitive. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

CERTAIN FILINGS

     Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of the Company, Mr. Jack Byrne amended two Form 5 filings on January 17, 1998 that served to correct filings originally made during 1997 and 1995.

                                     PROPOSAL 2

                        APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board has recommended KPMG Peat Marwick LLP ("KPMG") for appointment as the Independent Auditors of Fund American. Subject to shareholder approval, the Board has appointed KPMG as Fund American's Independent Auditors for 1998. A representative from KPMG will attend the 1998 Annual Meeting and will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

     THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2 APPROVING THE APPOINTMENT OF KPMG AS FUND AMERICAN'S INDEPENDENT AUDITORS FOR 1998.


                                   OTHER MATTERS

MANNER OF VOTING PROXIES

     Shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the Shares represented by all valid proxies received will be voted: (i) for election of the nominees named earlier in this Proxy Statement as directors; and (ii) for the appointment of KPMG as Independent Auditors. Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 1998 Annual Meeting.

VOTES REQUIRED FOR APPROVAL

     The proposals require a favorable vote of a majority of the votes actually cast with respect thereto (excluding abstentions and Shares not voted).

INSPECTORS OF ELECTION

     First Chicago Trust Company of New York, P.O. Box 2532, Jersey City, New Jersey 07303-2532, has been appointed as Inspectors of Election for the 1998 Annual Meeting. Representatives of First Chicago Trust Company of New York will attend the 1998 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results of the vote.

COSTS OF SOLICITATION

     The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, telegram or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

AVAILABLE INFORMATION

     The Company and Source One are subject to the informational reporting requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC, and Source One files reports and other information with the SEC.

     THE COMPANY WILL PROVIDE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON REQUEST AND WITHOUT CHARGE, COPIES OF ALL DOCUMENTS (EXCLUDING EXHIBITS) FILED BY THE COMPANY WITH THE SEC. Written or telephone requests should be directed to the Corporate Secretary, Fund American Enterprises Holdings, Inc., 80 South Main Street, Hanover, New Hampshire 03755-2053, telephone number (603) 643-1567.

WWW.FUNDAMERICAN.COM

     All reports, including press releases, SEC filings and other information for the Company, its subsidiaries and its affiliates are available for viewing or download at our new website. PLEASE VISIT US!

PROPOSALS BY SHAREHOLDERS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

     If any shareholder that is a qualified holder of record of Shares having an aggregate market value of at least $1,000 wishes to present a proposal for action at the 1999 Annual Meeting of Shareholders, such proposal must be received by the Corporate Secretary at 80 South Main Street, Hanover, New Hampshire 03755-2053, no later than February 28, 1999 in order to be considered for inclusion in the Company's 1999 Proxy Statement. Under the Company's Bylaws, a shareholder proposal shall include (in addition to any requirements of law): (i) a brief description of the proposal and the reasons for action upon it at the 1999 Annual Meeting of Shareholders (and in the event that the proposal includes an amendment to the Company's Certificate of Incorporation, the language of the proposed amendment); (ii) the name and address of the shareholder making the proposal; (iii) a representation that the shareholder is a qualified holder of record of Shares having an aggregate market value of at least $1,000 and that the shareholder intends to appear at the meeting, in person or by proxy; and (iv) any material interest of the shareholder in such proposal.

     By Order of the Board of Directors

     DENNIS P. BEAULIEU, Corporate Secretary

     March 30, 1998


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                   FUND AMERICAN ENTERPRISES HOLDINGS, INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
P
              THE COMPANY FOR THE ANNUAL MEETING MAY 28, 1998
R
     The undersigned hereby appoints Howard L. Clark, Jr. and K. Thomas Kemp,
0 and each of them, proxies with full power of substitution, to vote all Shares of the undersigned at the 1998 Annual Meeting of shareholders to
X be held May 28, 1998, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described
Y in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card or below. IF NO DIRECTORS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF KPMG PEAR MARWICK LLP AS INDEPENDENT AUDITORS, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.


     Your vote for the Election of Directors may
     be indicated on the reverse. The following
     Directors are being nominated at this        (Change of address/comments)
     meeting for election to terms ending in
     the year indicated.                          _____________________________

     2001.     Patrick M. Byrne                   _____________________________
               K. Thomas Kemp
               Gordon S. Macklin                  _____________________________

                                                  _____________________________
                                                   (If you have written in the
                                                   above space, please mark the
                                                     corresponding box on the
                                                    reverse side of this card.)

    YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO FIRST CHICAGO TRUST COMPANY OF NEW YORK, POST OFFICE BOX 8085, EDISON, NEW JERSEY 08818-9052.

      PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE   -----------
                                                                  |SEE REVERSE|
                                                                  |    SIDE   |
                                                                   -----------

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                                                                                                                   |
   -----  Please mark your                                                                                         |       278
   | X  | votes as in this                                                CLEAR AREA                               |----
   -----  example.


                            This proxy when properly executed will be voted in the manner directed herein. If no directions are made, this proxy will be voted FOR the Election of Directors and FOR the Appointment of Independent Auditors.


               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

                      FOR      WITHHELD                         FOR      AGAINST    ABSTAIN
1. Election of     --------    --------  2. Appointment of    --------   --------   --------
   Directors       |      |    |      |     Independent       |      |   |      |   |      |
   (see reverse)   |      |    |      |     Auditors          |      |   |      |   |      |
                   --------    --------                       --------   --------   --------

FOR, except vote withheld from the         Change of Address  --------
 following nominees(s):                     Comments on       |      |
                                             Reverse Side     |      |
-------------------------------------                         --------

                                                                              The signer hereby revokes all proxies heretofore
                                                                              given by the signer to vote at said meeting or
                                                                              any adjournment thereof.

                                                                              Please sign exactly as name appears hereon. Joint
                                                                              owners should each sign. When signing as attorney,
                                                                              executor, administrator, trustee or guardian,
                                                                              please give full title as such.


                                                                              __________________________________________________

                                                                              __________________________________________________
                                                                               SIGNATURE(S)                           DATE
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